SCHEDULE 14A INFORMATION

                   Proxy Statement Pursuant to Section 14(a)
          of the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement           [ ] Confidential, For Use of
                                              Commission Only (as Permitted
                                              by Rule 14a-6(e)(2))
[X] Definitive Proxy Statement

[ ] Definitive Additional Materials

[ ] Soliciting Material Pursuant to
    Rule 14a-11(c) or Rule 14a-12

                        TEXAS INSTRUMENTS INCORPORATED
               ------------------------------------------------
               (Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   (1)  Title of each class of securities to which transaction applies:

   (2)  Aggregate number of securities to which transaction applies:

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

   (4)  Proposed maximum aggregate value of transaction:

   (5)  Total fee paid:

[ ] Fee paid  previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

   (1)  Amount Previously Paid:

   (2)  Form, Schedule or Registration Statement No.:

   (3)  Filing Party:

    4)  Date Filed:



[Company Logo]                  TEXAS INSTRUMENTS


                     NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                 April 17, 1997


We are pleased to invite you to attend the 1997 Annual Meeting of Stockholders which will be held on Thursday, April 17, 1997 at the North Building Cafeteria on the Company's property, 13500 North Central Expressway, Dallas, Texas, at 10:00 a.m. (Dallas time). The meeting will be held for the following purposes:

      1.  To elect directors for the ensuing year;

      2. To consider and act upon a board proposal to approve a Texas Instruments Executive Officer Performance Plan;

      3. To consider and act upon a board proposal to approve a TI Employees 1997 Stock Purchase Plan; and

      4. To consider and act upon such other matters as may properly come before the meeting.

Stockholders of record at the close of business on February 18, 1997 are entitled to notice of and to vote at the annual meeting.

Stockholders are urged to sign, date and return the enclosed proxy as promptly as possible. You may revoke your proxy at any time before the shares to which the proxy relates are voted at the meeting.



                                   By Order of the Board of Directors,



                                   /s/ RICHARD J. AGNICH
                                   -----------------------------------
                                   Richard J. Agnich
                                   Senior Vice President,
                                   Secretary and General Counsel

Dallas, Texas
March 7, 1997




[Company Logo]                  TEXAS INSTRUMENTS

      EXECUTIVE OFFICES:  NORTH BUILDING, 13500 NORTH CENTRAL EXPRESSWAY,
                                 DALLAS, TEXAS

       MAILING ADDRESS:  POST OFFICE BOX 655474, DALLAS, TEXAS 75265-5474


                                PROXY STATEMENT
                                March 7, 1997

The board of directors of Texas Instruments Incorporated (the Company or TI) is requesting your proxy for the Annual Meeting of Stockholders (the Annual Meeting) on April 17, 1997. By executing and returning the enclosed proxy card, you authorize the persons named in the proxy to represent you and vote your shares in connection with the purposes set forth in the Notice of Annual Meeting.

If you attend the meeting, you may of course vote in person. But, if you are not present, your shares can be voted only if you have returned a properly executed proxy. If a proxy in the accompanying form is duly executed and returned, the shares represented thereby will be voted as specified therein, and if no specification is made, the shares will be voted in accordance with the recommendations of the board of directors. You may revoke the proxy at any time before it is exercised.

                               ELECTION OF DIRECTORS

Directors are to be elected at the Annual Meeting to hold office until the next Annual Meeting and until their successors are elected and qualified. Unless authority to vote for directors is withheld in the proxy, the persons named in the proxy will vote for the election of the following nominees, who have been designated by the board of directors: JAMES R. ADAMS, DAVID L. BOREN, JAMES B. BUSEY IV, THOMAS J. ENGIBOUS, GERALD W. FRONTERHOUSE, DAVID R. GOODE, GLORIA M. SHATTO, WILLIAM P. WEBER and CLAYTON K. YEUTTER.

Nominees for Directorship

All of the nominees for directorship are now directors of the Company. While it is not anticipated that any of the nominees will be unable to serve, if any nominee is not a candidate for election as a director at the meeting, the proxy will be voted for the election of a substitute nominee proposed by the present board of directors or the number of directors will be reduced accordingly.


[Photo of J.R. Adams]            JAMES R. ADAMS  Chairman of the Board

                                 Member, Benefit Plans, Board Organization and Nominating and Finance Committees.

                                 Chairman of the Board of the Company since
                                 June 1996.  Group president, SBC
                                 Communications Inc. from 1992 until retirement in 1995; president and chief executive officer of Southwestern Bell Telephone Company, 1988-92.

[Photo of D.L. Boren]            DAVID L. BOREN  Director

                                 Member, Compensation, Finance and Stockholder Relations and Public Policy Committees.

                                 President of the University of Oklahoma
                                 since 1994. U.S. Senator, 1979-1994;
                                 Governor of Oklahoma, 1975-1979.  Director,
                                 AMR Corporation, Phillips Petroleum Company and Torchmark Corporation; trustee,
                                 Yale University.

[Photo of J.B. Busey IV]         JAMES B. BUSEY IV  Director

                                 Chair, Board Organization and Nominating
                                 Committee; member, Audit and Finance
                                 Committees.

                                 Retired from U.S. Navy as Admiral in 1989.
                                 President and chief executive officer, Armed
                                 Forces Communications and Electronics
                                 Association, 1992-96; Deputy Secretary,
                                 Department of Transportation, 1991-92;
                                 Administrator, Federal Aviation
                                 Administration, 1989-91.  Director,
                                 Association of Naval Aviation,
                                 Curtiss-Wright Corporation and S.T. Research
                                 Corporation; trustee, MITRE Corporation.

[Photo of T.J. Engibous]         THOMAS J. ENGIBOUS  President and Chief
                                                     Executive Officer

                                 Member, Benefit Plans and Finance Committees.

                                 President and chief executive officer of the Company since June 1996. Joined the Company in 1976; elected executive vice president in 1993. Member, The Business Roundtable.

[Photo of G.W. Fronterhouse]     GERALD W. FRONTERHOUSE  Director

                                 Chair, Compensation and Trust Review
                                 Committees; member, Stockholder Relations and Public Policy Committee.

                                 Investments.  Former chief executive officer
                                 (1985-88) of First RepublicBank Corporation.
                                 President and director, Hoblitzelle
                                 Foundation.

[Photo of D.R. Goode]            DAVID R. GOODE  Director

                                 Member, Board Organization and Nominating,
                                 Compensation and Finance Committees.

                                 Chairman of the board and chief executive officer of Norfolk Southern Corporation since 1992; also, president since 1991. Director, Caterpillar, Inc., Georgia-Pacific
                                 Corporation and TRINOVA Corporation; member,
                                 The Business Council and The Business
                                 Roundtable; trustee, Hollins College.

[Photo of G.M. Shatto]           GLORIA M. SHATTO  Director

                                 Chair, Stockholder Relations and Public Policy Committee; member Audit, Board Organization and Nominating and Trust Review Committees.

                                 President of Berry College since 1980.
                                 Director, Becton Dickinson and Company,
                                 Georgia Power Company and The Southern
                                 Company.

[Photo of W.P. Weber]            WILLIAM P. WEBER  Vice Chairman

                                 Chair, Benefit Plans and Finance Committees.

                                 Vice chairman of the Company since 1993.
                                 Joined the Company in 1962; elected vice president in 1979 and executive vice president in 1984. Director, Kmart Corporation and Semiconductor Industry Association.

[Photo of C.K. Yeutter]          CLAYTON K. YEUTTER  Director

                                 Chair, Audit Committee; member, Stockholder
                                 Relations and Public Policy and Trust Review
                                 Committees.

                                 Of counsel, Hogan & Hartson.  Counselor to
                                 President Bush for domestic policy during 1992; chairman, Republican National Committee, 1991-92; Secretary, Department of Agriculture, 1989-91; U.S. Trade Representative, 1985-89. Director, B.A.T. Industries P.L.C., Caterpillar Inc., ConAgra, Inc., FMC Corporation, IMC Global Inc. and Oppenheimer Funds.

The ages and holdings of common stock of the nominees and the year in which each became a director are as follows:

                                                       Common Stock
                                       Director        Ownership at
       Nominee               Age       Since           December 31, 1996<F1>*
       -------               ---       --------        ------------------
James R. Adams                57        1989                 7,314
David L. Boren                55        1995                 2,926
James B. Busey IV             64        1992                 4,066
Thomas J. Engibous            44        1996               103,444
Gerald W. Fronterhouse        60        1986                 5,653
David R. Goode                56        1996                 1,470
Gloria M. Shatto              65        1992                 3,626
William P. Weber              56        1984               151,112
Clayton K. Yeutter            66        1992                 4,226

---------------

<F1>*Includes any shares subject to restricted stock unit awards.  Also includes shares subject to acquisition within 60 days by Messrs. Engibous and Weber for 72,000 and 131,500 shares, respectively, and shares credited to profit sharing stock accounts for Messrs. Engibous and Weber in the amounts of 2,124 and 6,088, respectively. Excludes shares held by a family member or trust if a director has disclaimed beneficial ownership. Each nominee and director owns less than 1% of the Company's common stock.

Board and Committee Meetings

During 1996, the board held thirteen meetings. In addition, the following committees of the board held the number of meetings indicated: Audit, six; Benefit Plans, three; Board Organization and Nominating, nine; Compensation, seven; Finance, five; Stockholder Relations and Public Policy, four; and Trust Review, three. Overall attendance at board and committee meetings was approximately 94%.

Committees of the Board

The Audit Committee has the responsibility to make recommendations to the board with respect to the appointment of the independent public accountants and other matters. This committee also has the responsibility to approve certain non-audit services of the independent public accountants; to review the scope of the annual audit, proposed changes in major accounting policies, reports of compliance of management and operating personnel with the Company's code of ethics and other matters; and to report to the board concerning the adequacy of the Company's system of internal accounting controls, other factors affecting the integrity of published financial reports and other matters.

The Benefit Plans Committee has the responsibility to institute, revise or terminate incentive plans of the Company other than plans approved by stockholders, and institute, revise or terminate pension, profit sharing and other benefit plans, other than any incentive or benefit plan or amendment thereto that would benefit only officers of the Company or disproportionately benefit officers more than other employees. This committee also has the responsibility to report to the board concerning general levels of increases in compensation for employees, compensation and benefits philosophies and programs of the Company and other matters.

The Board Organization and Nominating Committee has the responsibility to make recommendations to the board with respect to nominees to be designated by the board for election as directors, the structure, size and composition of the board, compensation of board members, the organization and responsibilities of board committees and other matters. This committee also has the responsibility to report to the board concerning the general responsibilities and functions of the board, a desirable balance of expertise among board members, overall Company organizational health, with particular reference to succession plans for top management positions within TI, and other matters.

Any stockholder who wishes to recommend a prospective nominee for the board of directors for the committee's consideration may write Richard J. Agnich, Secretary, Board Organization and Nominating Committee, c/o Texas Instruments Incorporated, Post Office Box 655474, MS 407, Dallas, Texas 75265-5474.

The Compensation Committee has the responsibility to make changes in officers' compensation and to take actions that are required to be taken by the committee under the Company's incentive plans, stock option plans, stock option purchase plans and other employee benefit plans. This committee also has the responsibility to make recommendations to the board with respect to revisions in and actions under such plans that are required to be approved by the board, the institution of plans that benefit only officers of the Company or disproportionately benefit officers of the Company more than other employees, the institution of plans permitting the issuance of stock of the Company and other matters.

The Finance Committee has the responsibility to make recommendations to the board with respect to the annual capital authorization funding level, issuance of equity and long-term debt and other matters. This committee also has the responsibility to approve the annual financing plan and other matters; and to report to the board concerning developments in financial markets and other matters.

The Stockholder Relations and Public Policy Committee has the responsibility to make recommendations to the board with respect to matters bearing on the relationship between management and stockholders, public issues and other matters. This committee also has the responsibility to report to the board concerning the contribution policies of the Company and of the TI Foundation, revisions in TI's code of ethics and other matters.

The Trust Review Committee has the responsibility to make recommendations to the board with respect to the selection of trustees of benefit plan trust funds, assignment of funds to trustees and establishment and amendment of funding policies and methods of benefit plans and other matters. This committee also has the responsibility to select investment managers and assign funds to investment managers of benefit plan trust funds; to approve compensation of trustees and investment managers and other matters; and to report to the board concerning the performance and adequacy of trustees and investment managers.

Directors Compensation

Directors who are not employees are annually paid a retainer of $40,000 (one-half in cash and one-half in restricted stock units described below), a fee of $7,500 for each committee on which they serve, except that a fee of $10,000 is paid for membership on the Trust Review Committee, $2,500 for service as a committee chair, $2,500 for attendance at the Company's strategic planning conference, and $2,500 for attendance at the Company's annual planning conference. Compensation for other designated activities, such as visits to TI facilities and attendance at certain Company events, is provided at the rate of $1,000 per day. In 1996, the Company made payments (an aggregate of $10,345) relating to premiums for life, medical, dental, travel and accident insurance policies covering directors. Subject to certain limitations, directors may elect that all or part of the cash payments of their fees be deferred until retirement from the board or other specified times. Deferred fees earn interest from the Company at a rate (currently based on published interest rates on certain corporate bonds) determined from time to time by the board.

Under the Company's restricted stock unit plan for directors (the stock plan), new directors are awarded 1,000 restricted stock units (each for one share of Company common stock) providing for issuance of Company common stock at the time of retirement from the Board, or upon earlier termination of service from the Board after completing at least eight years of service or because of death or disability. However, the right to the shares will be forfeited if a director's service terminates within less than six months after the date of grant for reasons other than death or disability. Directors in office on the effective date were granted the same number of restricted stock units (subject to the same conditions) to replace their interests under the former retirement



                                        6
plan. The stock plan also provides for payment of fifty percent of the annual retainer for board service (not including retainers for committee membership or committee chair) to be made in the form of restricted stock units. The shares under such annual retainer restricted stock units will be issued upon the termination of the director's service on the board. Any portion which is unearned because of termination of service during a year will be forfeited.

Each director who has completed five years of service as a member of the board of directors, and whose board membership terminates as a result of ineligibility for reelection after the attainment of a specified age or, in the case of non-employee directors, as a result of death or disability, will be eligible to participate in a Director Award Program. The program was established to promote the Company's interest in supporting educational institutions. The Company may contribute a total of $500,000 with respect to each eligible director to up to three eligible educational institutions (or other charitable institutions approved by the Board Organization and Nominating Committee) recommended by the director and approved by the Company. The contributions will be made in five annual installments of $100,000 each, commencing as soon as practicable following the director's death. Directors derive no financial benefit from the program and all charitable deductions will accrue solely to the Company.

                             EXECUTIVE COMPENSATION

Compensation Overview

The Company is committed to building shareholder value through improved performance and growth. To achieve this objective, TI seeks to create an environment in which employees recognize that they are valued as individuals and treated with respect, dignity and fairness.

The Company uses a merit-based system of compensation to encourage individual employees to achieve their productive and creative potential, and to link individual financial goals to Company performance. The Company regularly compares its compensation system with those of competitors and refines its system as necessary to encourage a motivated and productive work force.

The following tables provide information regarding the compensation of those who served as the Company's chief executive officer during 1996 and each of the five other most highly compensated executive officers.















                                        7

Summary Compensation Table

The following table sets forth information with respect to the compensation of those who served as the Company's chief executive officer during 1996 and each of the five other most highly compensated executive officers for services in all capacities to the Company in 1994, 1995 and 1996, except as otherwise indicated.

                                Annual Compensation                    Long-Term Compensation
                      ---------------------------------------  ---------------------------------------
                                                                        Awards               Payouts
                                                               -------------------------  ------------
     Name and                                    Other Annual  Restricted       Stock       Long-Term    All Other
     Principal                                   Compensation  Stock Awards    Options      Incentive   Compensation
     Position         Year   Salary     Bonus       <F3>(3)      <F4>(4)     (in shares)  Plan Payouts     <F5>(5)
--------------------  ----  --------  ---------- ------------  ------------  -----------  ------------  ------------
T.J. Engibous<F1>(1)  1996  $509,640  $        0      --        $875,000        60,000          0       $ 15,484
President & CEO       1995  $369,750  $1,000,000      --               0        60,000          0       $145,887
                      1994  $306,000  $  600,000      --               0        42,000          0       $ 59,565

J.R. Junkins<F1>(1)   1996  $327,964  $        0      --        $229,375        65,000          0       $  8,144
Chairman,             1995  $792,050  $1,750,000      --               0       130,000          0       $391,979
President & CEO       1994  $700,200  $1,227,600      --        $141,250       110,000          0       $276,714

W.B. Mitchell<F2>(2)  1996  $389,900  $        0      --               0        25,000          0       $ 25,101
Vice Chairman         1995  $373,750  $  650,000      --               0        50,000          0       $165,302
                      1994  $359,100  $  500,000      --               0        50,000          0       $103,157

W.P. Weber<F1>(1)     1996  $424,300  $        0      --               0        25,000          0       $ 24,868
Vice Chairman         1995  $404,250  $  750,000      --               0        50,000          0       $168,272
                      1994  $395,000  $  600,000      --               0        50,000          0       $110,899

G.D. Clubb            1996  $349,000  $        0      --               0        20,000          0       $ 17,555
Executive             1995  $316,700  $  650,000      --               0        40,000          0       $117,534
Vice President        1994  $274,500  $  425,000      --               0        36,000          0       $ 60,200

D.D. Martin           1996  $349,000  $        0      --               0        20,000          0       $ 21,623
Executive             1995  $315,700  $  650,000      --               0        40,000          0       $121,471
Vice President        1994  $263,500  $  400,000      --               0        36,000          0       $ 65,508

R.J. Agnich           1996  $346,500  $        0      --               0        20,000          0       $ 19,040
Senior Vice           1995  $328,250  $  550,000      --               0        37,000          0       $119,202
President,            1994  $308,250  $  350,000      --               0        37,000          0       $ 89,849
Secretary &
General Counsel

W.A. Aylesworth       1996  $346,500  $        0      --               0        20,000           0      $ 20,516
Senior Vice           1995  $328,250  $  550,000      --               0        37,000           0      $115,153
President,            1994  $308,250  $  350,000      --               0        37,000           0      $ 75,986
Treasurer &
Chief Financial
Officer

------------------






                                       8

<F1>(1) Mr. Junkins died on May 29, 1996.  Mr. Weber served as Vice Chairman,
President and Chief Executive Officer from May 29, 1996 to June 20, 1996.
Mr. Engibous was elected President and Chief Executive Officer on June 20, 1996.

<F2>(2) Mr. Mitchell retired from the Company on December 31, 1996.

<F3>(3) The dollar value of perquisites and other personal benefits for each of the named executive officers was less than the established reporting thresholds.

<F4>(4) (a)  For purposes of the table, restricted stock units awarded under the Company's Long-Term Incentive Plan are valued at market on the date of award.

    (b) Payments pursuant to the restricted stock units awarded to Mr. Engibous in 1996 are based primarily on whether the Company meets specific goals regarding return on net assets and revenue growth over a period of five years (as determined in accordance with the terms of the award) and generally are payable only if Mr. Engibous remains employed by the Company for a period of ten years.

    (c) The restricted stock units awarded to Mr. Junkins in both 1994 and 1996 were retained by his estate pursuant to the terms of the awards.

    (d) Dividend equivalent payments are paid on restricted stock units at the same rate as dividends on the Company's common stock.

<F5>(5) During 1996, the Company made payments relating to premiums with respect to split-dollar life insurance policies in the following amounts:
Mr. Engibous, $12,284; Mr. Junkins, $5,944; Mr. Mitchell, $21,901; Mr. Weber, $21,668; Mr. Clubb, $14,355; Mr. Martin, $18,423; Mr. Agnich, $15,840; and
Mr. Aylesworth, $17,316. Also, the Company made payments relating to premiums with respect to travel and accident insurance policies in the amount of $200 for each of the named executive officers.

During 1996, the Company made matching contributions to the cash or deferred compensation account (401(k)) under the U.S. profit sharing plan in the following amounts: Mr. Junkins, $2,000; each of the other named executive officers, $3,000.













                                       9

Table of Option Grants in 1996

The following table sets forth details regarding stock options granted to the named executive officers in 1996. In addition, there are shown the hypothetical gains or "option spreads" that would exist for the respective options. These gains are based on assumed rates of annual compound stock appreciation of 5% and 10% from the date the options were granted over the full option term.

                                                                      Potential Realizable Value at
                                                                   Assumed Annual Rates of Stock Price
                                                                Appreciation for Option Term (10 Years)
                                                       -----------------------------------------------------------
                                                                   5%                            10%
                                                       -------------------------   -------------------------------
                Options  % of Total
                Granted   Options                      Stock                           Stock
                  (in    Granted to  Exercise  Expir-  Price (per                      Price (per
                shares)  Employees   Price(per ation   share)                          share)
 Name           <F1>(1)   in 1996     share)   Date    <F2>(2)        Gain             <F2>(2)      Gain
-------------   -------  ----------  --------  ------- ---------- --------------       ----------- ---------------
T.J. Engibous    30,000    1.1%      $45.88    1/17/06  $74.73          $865,366        $118.99         $2,193,238
                 30,000    1.1%      $43.75    7/18/06  $71.26          $825,424        $113.48         $2,091,787

J.R. Junkins     65,000    2.4%      $45.88    1/17/06  $74.73        $1,874,960        $118.99         $4,752,016

W.B. Mitchell    25,000    .94%      $45.88    1/17/06  $74.73          $721,139        $118.99         $1,827,698

W.P. Weber       25,000    .94%      $45.88    1/17/06  $74.73          $721,139        $118.99         $1,827,698

G.D. Clubb       20,000    .75%      $45.88    1/17/06  $74.73          $576,911        $118.99         $1,462,159

D.D. Martin      20,000    .75%      $45.88    1/17/06  $74.73          $576,911        $118.99         $1,462,159

R.J. Agnich      20,000    .75%      $45.88    1/17/06  $74.73          $576,911        $118.99         $1,462,159

W.A. Aylesworth  20,000    .75%      $45.88    1/17/06  $74.73          $576,911        $118.99         $1,462,159

All stockholders                                        $74.73    $5,464,775,441<F3>(3) $118.99    $13,848,814,761<F3>(3)

Employees                                               $74.73      $501,177,577<F4>(4) $118.99     $1,270,082,380<F4>(4)
through TI profit sharing plans
---------------

<F1>(1) These non-qualified options may become exercisable on a graduated basis beginning after one year if specified earnings per share levels are attained. These options are fully exercisable during the ninth and tenth year without regard to earnings per share and also may become fully exercisable in the event of a change in control (as defined in the options) of the Company.

Subject to certain conditions, the exercise price may be paid by delivery of already-owned shares and tax withholding obligations related to exercise may be paid in shares.





                                       10
<F2>(2) The price of TI common stock at the end of the 10-year term of the stock options granted at a 5% annual appreciation would be $74.73, and at a 10% annual appreciation would be $118.99 for the options expiring January 17, 2006, and $71.26 and $113.48 for the option expiring July 18, 2006.

<F3>(3) The gain is based on the fair market value ($45.88 per share) and number of all the outstanding shares of common stock on the grant date of January 17, 1996.

<F4>(4) The data presented for all employees represents the gain employees would realize through the appreciation of the stock price of TI stock held in TI profit sharing plans from the date of grant, January 17, 1996, assuming 5% and 10% annual appreciation over the 10-year option term.

Table of Option Exercises in 1996 and Year-End Option Values

The following table sets forth information with respect to the named executive officers concerning the exercise of options during 1996, and unexercised options held as of December 31, 1996.

                                                                                  Value of
                                                     Number of                   Unexercised
                                                    Unexercised                 In-the-Money
                                                     Options at                  Options at
                        Shares                 December 31, 1996<F2>(2)     December 31, 1996<F2>(2)<F3>(3)
                     Acquired on   Value     --------------------------  ---------------------------
Name                   Exercise   Realized   Exercisable  Unexercisable  Exercisable   Unexercisable
-------------------  -----------  ---------  -----------  -------------  -----------   -------------
T.J. Engibous             -           -         46,500      100,500      $ 1,360,335    $2,278,215

J.R. Junkins<F1>(1)       -           -        707,500      157,500      $28,519,475    $3,771,175

W.B. Mitchell             -           -         48,500       62,500      $ 1,458,445    $1,505,125

W.P. Weber                -           -        106,500       62,500      $ 3,369,405    $1,505,125

G.D. Clubb                -           -         77,500       49,000      $ 2,609,905    $1,175,670

D.D. Martin               -           -         73,000       49,000      $ 2,275,630    $1,175,670

R.J. Agnich               -           -         55,250       47,750      $ 1,636,483    $1,140,598

W.A. Aylesworth           -           -         50,250       47,750      $ 1,486,393    $1,140,598

---------------

<F1>(1) Amounts reported for Jerry R. Junkins were owned by his estate at year-
end.

<F2>(2) Exercisable options or portions thereof relate to options granted during 1987-1995; unexercisable options or portions thereof relate to options granted during 1994-1996.



                                       11

<F3>(3) Market value of underlying securities at year-end, minus the exercise price.

Pension Plan Table

The following table sets forth the approximate annual benefits relating to the U.S. pension plan that would be payable as of December 31, 1996 under various assumptions as to average credited earnings (as defined in the plan) and years of credited service (as defined in the plan) to employees in higher salary classifications who are 65 years of age as of such date. Benefits are based on eligible earnings. Eligible earnings include (a) salary as shown in the summary compensation table and (b) bonus as shown in the summary compensation table. Other elements of compensation shown in the summary compensation table or referred to in the footnotes to that table are not included in eligible earnings.

                                  Estimated Annual Benefits Under Pension Plan for
                                    Specified Years of Credited Service<F2>(2)<F3>(3)
               ---------------------------------------------------------------------------------

Average
Credited
Earnings
<F1>(1)        15 Years    20 Years    25 Years    30 Years    35 Years    40 Years    45 Years
----------     --------    --------    --------    --------    --------    ---------   ---------
$  600,000      131,898     175,864     219,830     263,795     307,761     352,761      397,761
   700,000      154,398     205,864     257,330     308,795     360,261     412,761      465,261
   800,000      176,898     235,864     294,830     353,795     412,761     472,761      532,761
   900,000      199,398     265,864     332,330     398,795     465,261     532,761      600,261
 1,000,000      221,898     295,864     369,830     443,795     517,761     592,761      667,761
 1,100,000      244,398     325,864     407,330     488,795     570,261     652,761      735,261
 1,200,000      266,898     355,864     444,830     533,795     622,761     712,761      802,761
 1,300,000      289,398     385,864     482,330     578,795     675,261     772,761      870,261
 1,400,000      311,898     415,864     519,830     623,795     727,761     832,761      937,761
 1,500,000      334,398     445,864     557,330     668,795     780,261     892,761    1,005,261
 1,600,000      356,898     475,864     594,830     713,795     832,761     952,761    1,072,761

---------------

<F1>(1) The average credited earnings is the average of the five consecutive years of highest earnings.

At December 31, 1996, the named executive officers were credited with the following years of credited service and had the following average credited earnings, respectively, under the U.S. pension plan: Mr. Engibous, 19 years, $739,661; Mr. Mitchell, 35 years, $762,889; Mr. Weber, 35 years, $860,854;
Mr. Clubb, 29 years, $619,034; Mr. Martin, 37 years, $594,724; Mr. Agnich,
24 years, $673,075; and Mr. Aylesworth, 30 years, $604,456. Mr. Junkins' death benefits under the U.S. pension plan were computed using 37 years of credited service and $1,360,146 of average credited earnings.

<F2>(2) If the amount otherwise payable under the pension plan should be restricted by the applicable provisions of ERISA, the amount in excess of ERISA's restrictions will be paid by the Company.

                                       12
<F3>(3) The benefits under the plan are computed as single life annuity at age
65. The amounts shown in the table reflect the offset provided in the pension plan under the pension formula adopted July 1, 1989 to comply with the social security integration requirements. The integration offset is $3,102 for 15 years of credited service, $4,136 for 20 years of credited service, $5,171 for 25 years of credited service, $6,205 for 30 years of credited service, $7,239 for 35 years of credited service, $7,239 for 40 years of credited service and $7,239 for 45 years of credited service.

Early Retirement Agreements

The Company has a policy providing for optional early retirement agreements for the chairman of the board, the president, vice chairmen and such other personnel as the board of directors may designate, upon attainment of age 58 and such minimum lengths of service as the board may specify. Participants enter into early retirement agreements with the Company which among other things prohibit competition with the Company until the attainment of age 69. Payments under the agreements are based on the difference between the retirement benefits the individual is to receive from the Company's U.S. pension plan and the retirement benefits the individual would have received from the pension plan had the individual remained in employment with the Company until the attainment of age 65 at a rate of compensation equal to the average annual eligible earnings (as defined in the pension plan) received during the three years immediately preceding early retirement. The individual may elect payment under the early retirement agreement in the form of monthly payments for life, monthly payments to the individual or the individual's estate or survivors until the date of the individual's 69th birthday, or a 50% joint and survivor's payment. Prior to his retirement, Mr. Mitchell entered into an early retirement agreement with the Company.
























                                       13

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee of the board of directors has furnished the following report on executive compensation paid or awarded to executive officers for 1996:

The Company's executive compensation program is administered by the Compensation Committee of the board of directors (the Committee), which is composed of the individuals listed below, all of whom are independent directors of the Company. The program consists of base salaries, annual incentive awards and long-term compensation. At higher management levels, the mix of compensation is weighted more to the performance-based components-annual incentive and long-term compensation.

In determining the compensation of the executive officers, the Committee considered guidelines developed for each component of compensation. As indicated below, the guidelines took account of compensation practices of competitor companies (as reported in various surveys administered by national compensation consulting firms) and the relative performance of TI and competitor companies. The competitor companies are primarily major high-technology competitors in one or more of the markets-semiconductor, defense and information technology-in which the Company operates. While many of these companies are included in the S&P Technology Sector Index appearing in the graph regarding total shareholder return on page 17, these companies are not the same as the companies comprising that index. Each guideline was set based on the best available data from as many competitor companies as practicable. The Committee also considered the contribution of each executive officer toward achieving the Company's prior year and long-term strategic objectives; in this connection, the CEO made recommendations regarding the components of each executive officer's compensation package except the chairman's and his own.

In its considerations, the Committee did not assign quantitative relative weights to different factors or follow mathematical formulae. Rather, the Committee exercised its discretion and made a judgment after considering the factors it deemed relevant. The Committee's decisions regarding 1996 executive compensation were designed to: (1) align the interests of executive officers with the interests of the stockholders by providing performance-based awards; and (2) allow the Company to compete for and retain executive officers critical to the Company's success by providing an opportunity for compensation that is comparable to the levels offered by other companies in our markets.

Section 162(m) of the Internal Revenue Code generally denies a deduction to any publicly held corporation for compensation paid to a "covered employee" in a taxable year to the extent that the employee's compensation (other than qualified performance-based compensation) exceeds $1 million. In December 1995, the Internal Revenue Service published regulations governing the $1 million deductibility cap. Pursuant to those regulations, the Company's "covered employees" will be those who, at the end of the year, are the chief executive officer and the four other highest compensated officers of the Company as determined under the rules of the Securities and Exchange Commission governing executive compensation disclosure.

It is the Committee's policy to consider deductibility under Section 162(m) in determining compensation arrangements for the Company's "covered employees," and the Committee intends to optimize the deductibility of compensation to the extent deductibility is consistent with the objectives of the executive compensation program. The Committee, however, intends to weigh the benefits of full deductibility with the objectives of the executive compensation program




                                       14
and, if the Committee believes to do so is in the best interests of the Company and its stockholders, will make compensation arrangements which may not be fully deductible under Section 162(m).

Annual Compensation

Annual compensation (base salary and annual incentive) guidelines were established such that TI executive officers will receive a level of annual compensation at, above or below the median annual compensation paid by competitor companies depending primarily on whether TI's actual return on net assets (RONA) and growth in net revenues from 1995 to 1996 are at, above or below its internally established performance thresholds.

Base Salary. Base salary guidelines were established at the median level of salaries for similarly situated executive officers of competitor companies, or of organizations within competitor companies, of similar size (in terms of total revenues). The Committee, in its discretion, set base salaries somewhat lower than competitive levels in order to weight more of total compensation to performance-based components. The Committee determined not to adjust the base salary for 1996 of its then CEO, Jerry R. Junkins.

The Committee made additional salary determinations in July 1996 following the death of Mr. Junkins and the election or promotion of several new executive officers, including the promotion of Thomas J. Engibous to President and Chief Executive Officer. In making these determinations the Committee considered the need to increase base salary commensurate with the new positions and responsibilities. Accordingly, Mr. Engibous' base salary was adjusted to an annual rate of $600,000. Mr. Engibous' annual salary during 1996 was below the median annual salary of CEOs of competitor companies.

Annual Incentive. As the performance component of annual compensation, the annual incentive award varies significantly based on the Company's profitability and revenue growth and the individual's contribution toward the Company's performance. Two primary performance thresholds were established for purposes of determining annual incentive awards for 1996. These thresholds were stated in terms of 1996 RONA and growth in net revenues from 1995 to 1996.

The Company's 1996 performance failed to meet the performance thresholds. The Committee, therefore, granted no annual incentive awards to executive officers, other than an award granted to Mr. Junkins in March 1996 that terminated without becoming payable. Accordingly, the level of annual compensation for 1996 (base salary plus incentive award) of the executive officers, including Mr. Engibous, was below the median of competitors' annual compensation.

Long-Term Compensation

The Committee made long-term compensation determinations in January 1996 and, following Mr. Junkins' death, for newly elected or promoted executive officers, in July 1996. Stock options constitute TI's primary long-term incentive vehicle. Stock options granted in 1996 were granted at 100% of fair market value on the date of grant, have a 10-year term and do not become exercisable until after eight years, although exercisability may be accelerated to the extent that earnings per share goals are achieved (or in the event of a change in control of the Company). Any value actually realized by an executive officer from an option grant depends completely upon increases in the price of TI common stock.

Guidelines for awards granted under TI's long-term incentive program were set with the intention of providing TI executive officers an opportunity for financial gain equivalent to the median opportunity provided by competitor companies through all their long-term compensation programs. For this purpose, the future rate of appreciation of the shares underlying stock-based awards is assumed to be the same for all companies. Although not considered in establishing guidelines for stock option grants, the size of prior grants was considered in administering the guidelines.

In January, the Committee reviewed the guidelines and granted stock options meeting the guidelines to each executive officer at a price of $45.88 per share (the market value of TI's common stock on the date of grant). The Committee considered the significant contributions of each executive officer to the development and implementation of a strategic plan for the Company. The Committee intends for these grants to recognize progress toward accomplishment of the strategic plan and, since these stock options will result in increased compensation to an executive officer only if TI's stock price increases, focus the executive officers on executing the plan and building value for stockholders.

Mr. Junkins received an option to purchase 65,000 shares and was granted 5,000 restricted stock units in January 1996. Following his death, pursuant to the terms of the awards, the stock options and the restricted stock units were retained by Mr. Junkins' estate.

Mr. Engibous received an option to purchase 30,000 shares in the January 1996 round of awards. After his election to the position of CEO, the Committee considered the need to increase Mr. Engibous' total long-term compensation commensurate with the position of CEO and to align Mr. Engibous' long-term financial opportunities more closely with the future performance of the Company. With this goal in mind, the Committee granted Mr. Engibous an additional option to purchase 30,000 shares of TI common stock at a price of $43.75 (the fair market value of the Company's common stock on the date of the grant) and a performance-based grant of 20,000 restricted stock units. Payments pursuant to the restricted stock unit award are based primarily on whether the Company meets specific RONA and revenue growth goals over a period of five years (as determined in accordance with the terms of the award) and generally are payable only if Mr. Engibous remains employed by the Company for a period of ten years. The grants of stock options and restricted stock units to Mr. Engibous in 1996 resulted in a total long-term compensation opportunity comparable to those of CEOs of competitor companies. However, total compensation (annual plus long-term) for Mr. Engibous was below the median total compensation of CEOs of competitor companies.



          Gerald W. Fronterhouse, Chair
          David L. Boren
          David R. Goode

                     COMPARISON OF TOTAL SHAREHOLDER RETURN

The following graph sets forth TI's total shareholder return as compared to the S&P 500 Index and the S&P Technology Sector Index over a five-year period, beginning December 31, 1991, and ending December 31, 1996. The total shareholder return assumes $100 invested at the beginning of the period in TI common stock, the S&P 500 and the S&P Technology Sector Index. It also assumes reinvestment of all dividends.







          [A performance graph showing five year cumulative total return among the Company, the S&P 500 Index and the S&P Technology Sector Index appears here.
          The coordinates used in the graph appear below.]















                          Dec-91   Dec-92   Dec-93   Dec-94   Dec-95   Dec-96
Texas Instruments          $100     $154     $213     $254     $353     $443

S&P 500(R)                 $100     $108     $118     $120     $165     $203

S&P(R) Technology          $100     $104     $128     $149     $215     $302
Sector Index

*Assumes that the value of the investment in TI common stock and each index was $100 on December 31, 1991, and that all dividends were reinvested.

**Year ending December 31. The S&P Technology Sector Index was previously called the S&P High Tech Composite Index.

                   PROPOSAL TO APPROVE THE TEXAS INSTRUMENTS
                      EXECUTIVE OFFICER PERFORMANCE PLAN


Section 162(m) of the Internal Revenue Code places a limit of $1,000,000 on the amount of compensation that may be deducted by the Company in any tax year with respect to the Company's five most highly paid executives. However, certain performance-based compensation that has been approved by stockholders is not subject to the deduction limit. In order to maximize the Company's deduction for compensation paid to its executive officers, the Board of Directors has adopted, subject to stockholder approval, the Texas Instruments Executive Officer Performance Plan. If the proposed Plan is approved by stockholders, the annual performance-based compensation paid to the Company's executive officers would be awarded under this plan rather than under the Company's Annual Incentive Plan.

Texas Instruments Executive Officer Performance Plan

The full text of the proposed Texas Instruments Executive Officer Performance Plan is shown on Exhibit A to this proxy statement. The principal features of the Plan are summarized below.

The purpose of the Texas Instruments Executive Officer Performance Plan is to provide performance-based compensation for the Company's executive officers, and the Plan is intended to provide such compensation in accordance with
Section 162(m) of the Internal Revenue Code.

Employees covered under the Plan are the executive officers of the Company, as defined in Section 3b-7 of the Securities Exchange Act of 1934. The Plan will be administered by the Compensation Committee, and, subject to the Committee's discretion to reduce the awards, each executive officer of the Company will be entitled to an annual award for each performance year under the Plan equal to 0.5% of the Company's consolidated income from continuing operations before
(i) provision for income taxes, (ii) awards under the Plan, (iii) any pretax gain or loss exceeding $25 million recognized for the year related to divestiture of a business, and (iv) any write-off of in-process research and development expenses exceeding $25 million associated with an acquisition.

After the end of each performance year, the Company's independent auditors will determine and report to the Compensation Committee, and the Compensation Committee will certify, the amount of each award for that year under the Plan. The Compensation Committee, based on such factors as it deems appropriate, may reduce (including a reduction to zero), but may not increase, the amount of any award under the Plan for that year.

All awards under the Plan will be paid in cash. The Compensation Committee may, however, direct that any such award be paid in equal or varying installments and may prescribe any other terms and conditions of payment as it deems appropriate, including completion of specific periods of employment with the Company.

The awards that would be received by the executive officers or the group named in the table below under the proposed Plan are not determinable at this time, and no awards were received for 1996 by executive officers under the Annual Incentive Plan. However, the following table shows the amounts awarded to such executive officers and group in January 1996 for the year 1995 under the Annual Incentive Plan and which would have been awarded under the proposed Plan after the exercise of the Compensation Committee's discretion to reduce awards.

                  Name and Position             Dollar Value ($)
            Thomas J. Engibous <F1>(1)            $1,000,000
            President and Chief Executive
            Officer

            Jerry R. Junkins<F1>(1)               $1,750,000
            Chairman, President and
            Chief Executive Officer

            William B. Mitchell<F2>(2)            $650,000
            Vice Chairman

            William P. Weber<F1>(1)               $750,000
            Vice Chairman

            Gary D. Clubb                         $650,000
            Executive Vice President

            David D. Martin                       $650,000
            Executive Vice President

            Richard J. Agnich                     $550,000
            Senior Vice President, Secretary
            and General Counsel

            William A. Aylesworth                 $550,000
            Senior Vice President, Treasurer
            and Chief Financial Officer

            Executive Group                       $8,935,000
---------------

<F1>(1) Mr. Junkins died on May 29, 1996.  Mr. Weber served as Vice Chairman,
President and Chief Executive Officer from May 29, 1996 to June 20, 1996.
Mr. Engibous was elected President and Chief Executive Officer on June 20, 1996.

<F2>(2) Mr. Mitchell retired from the Company on December 31, 1996.

The Board of Directors recommends a vote "FOR" the Texas Instruments Executive Officer Performance Plan.

                     PROPOSAL TO APPROVE THE TI EMPLOYEES
                           1997 STOCK PURCHASE PLAN

In order to enable the Company to continue to provide flexible and competitive employee benefits, the Board proposes that the TI Employees 1988 Stock Option Purchase Plan be replaced with the TI Employees 1997 Stock Purchase Plan. The proposed plan would afford the Compensation Committee greater flexibility in that it would allow more than one offering per year and would allow the option price to be less than 100% (but not less than 85%) of the fair market value of the Company's stock.

TI Employees 1997 Stock Purchase Plan

The full text of the proposed TI Employees 1997 Stock Purchase Plan is shown on Exhibit B to this proxy statement. The principal features of the Plan are summarized below.

Plan Provisions. Each year during the term of the TI Employees 1997 Stock Purchase Plan, unless the Compensation Committee determines otherwise, TI will make one or more offers to each eligible employee of options to purchase TI common stock through voluntary payroll deductions. Each eligible employee will be entitled to purchase up to that number of full shares which could be purchased at the option price (for this purpose, the price determined by the Compensation Committee as of the date of grant, without regard to any lower price that may become applicable at exercise) with an amount equal to such percentage of the employee's compensation as the Compensation Committee may determine (but not exceeding the amount specified in Section 423(b) of the Internal Revenue Code) for any offering.

The option price for each offering will be determined by the Compensation Committee and will not be less than 85% of fair market value on the date of grant; provided that the Compensation Committee may also provide for an alternative, lower option price which may not be less than 85% of fair market value on the date the option is exercised.

The expiration date of the options will be determined for each offering by the Compensation Committee but will not in any event be later than 27 months from the date the option was granted. The term of an option will consist of an Offering Period, a Payroll Deduction Period and an Exercise Period, the beginning and ending date of each such period to be determined by the Compensation Committee. Each eligible employee who wishes to participate will elect to do so by the end of the Offering Period. The employee's election will indicate the number of shares for which such employee wishes to participate and will authorize payroll deductions, to be made over the Payroll Deduction Period, which will aggregate no more than the amount required to purchase the maximum number of shares covered by the employee's option. At any time during the Payroll Deduction Period, a participant may cancel but not reduce his or her payroll deduction and withdraw all, but not a part, of the amount credited to his or her account. After completion of the Payroll Deduction Period each participating employee may exercise his or her option, in whole or in part, at any one time during the Exercise Period. If an employee exercises an option in part, the option will terminate with respect to the portion not exercised.

No more than 5,000,000 shares of TI common stock may be sold pursuant to the TI Employees 1997 Stock Purchase Plan, subject to adjustments as described below. In the event that the Compensation Committee determines that an adjustment is appropriate by reason of any dividend or other distribution, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares or other securities of the Company, issuance of warrants or other rights to purchase shares or other securities of the Company, or other similar corporate transaction or event, it shall adjust any or all of (i) the number and type of shares which may be made subject to options, (ii) the number and type of shares subject to outstanding options, and (iii) the grant, purchase or exercise price with respect to any option.

Either authorized and unissued shares or issued shares heretofore or hereafter reacquired by the Company may be made subject to options under the Plan. Any shares not purchased prior to the termination of an option may be again subjected to an option under the Plan. No employee will be granted an option under the Plan if such employee, immediately after the option is granted, owns stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company. No employee will be granted an option which permits such employee to accrue rights to purchase stock under all employee stock purchase plans of the Company at a rate which exceeds $25,000 (or such other maximum as may be prescribed from time to time under the Internal Revenue Code) of fair market value of such stock (determined at the time such option is granted) for each calendar year in which such option is outstanding at any time in accordance with the provisions of Section 423(b)(8) of the Internal Revenue Code. No option may be granted under the Plan after April 16, 2002.

On or prior to the date of each offering, the Compensation Committee will determine the effect of an employee's termination of employment during the term of any option granted to him or her in such offering. Notwithstanding the foregoing, no option will be exercisable under any conditions after the expiration of 27 months from the date of grant or the end of the Exercise Period, if shorter. Options are exercisable only by the employee to whom they were granted during his or her lifetime or, in the case of incompetency, by the employee's duly appointed representative, and they are not transferable otherwise than by will or the laws of descent and distribution.

All shares purchased under an option will be paid for in full at the time the option is exercised by transfer of the purchase price from the employee's payroll deduction account.

Tax Consequences. The Plan is intended to qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code.

The board of directors is advised by counsel for the Company that an employee will not be deemed to have received any compensation for federal income tax purposes at the time of either the grant or the exercise of an option under the Plan. If an employee exercises an option under the Plan and does not dispose of the shares thus acquired until more than two years after the date the option was granted, nor until more than one year after the transfer of the shares to him or her, any profit realized upon such disposition will be treated as a long-term capital gain, provided the option price determined by the Compensation Committee as of the date of grant (without regard to any lower price that may become applicable at exercise) was at least 100% of the fair market value of the shares at the time granted. If, however, the option price determined by the Compensation Committee as of the date of grant (without regard to any lower price that may become applicable at exercise) was less than 100% of the fair market value of the shares on the date of grant, then upon a disposition of the shares after satisfaction of the required holding period or upon the employee's death while owning such shares, there must be reported as ordinary income (regardless of whether the option was exercised at an alternative, lower price) an amount which equals the lesser of
(1) the amount by which the fair market value of the shares at the time the option was granted exceeds the option price determined by the Compensation Committee at the date of grant (without regard to any lower price that may become applicable at exercise) or (2) the amount by which the fair market value of the shares at the time of such disposition or death exceeds such option price. In the case of the disposition of such shares after satisfaction of the required holding period, the remainder of any profit realized will be treated as a long-term capital gain. If the stock is disposed of after the required holding period, the Company will not be entitled to a deduction for federal income tax purposes in connection with either the grant or the exercise of the option. However, if the optionee disposes of such shares other than as described above, the Company will be entitled to a deduction for federal income tax purposes in an amount equal to the ordinary income, if any, realized by the optionee.

The Board of Directors recommends a vote "FOR" the TI Employees 1997 Stock Purchase Plan.


























                                        22
                             ADDITIONAL INFORMATION

Voting Securities

As of February 18, 1997, there were outstanding 190,684,429 shares of the Company's common stock, which is the only class of capital stock entitled to vote at the meeting. Each holder of common stock is entitled to one vote for each share held. As stated in the Notice of Meeting, holders of record of the common stock at the close of business on February 18, 1997 will be entitled to vote at the meeting or any adjournment thereof.

The following table sets forth certain information concerning (a) the only persons that have reported beneficial ownership of more than 5% of the common stock of the Company, and (b) the ownership of the Company's common stock by the named executive officers (excluding Mr. Junkins), and all executive officers and directors as a group.

                                            Shares Owned At               Percent of
       Name and Address                    December 31, 1996                Class
--------------------------------           -----------------              ----------
The Capital Group Companies, Inc.            10,024,720<F1>(1)               5.3%
  333 South Hope Street
  Los Angeles, CA  90071

Putnam Investments, Inc.                     10,469,689<F2>(2)               5.5%
  One Post Office Square
  Boston, MA  02109

Thomas J. Engibous                              103,444<F3>(3)                  *

William B. Mitchell                              99,294<F3>(3)                  *

William P. Weber                                151,112<F3>(3)                  *

Gary D. Clubb                                   112,249<F3>(3)                  *

David D. Martin                                 117,794<F3>(3)                  *

Richard J. Agnich                               102,474<F3>(3)                  *

William A. Aylesworth                            95,679<F3>(3)                  *

All executive officers and                    2,163,111<F3>(3)<F4>(4)        1.1%
directors as a group

---------------

*Less than 1%.

<F1>(1) The Company understands that as of December 31, 1996, Capital Research and Management Company, a wholly owned subsidiary of The Capital Group Companies, Inc., had investment discretion with respect to all the above shares, which were owned by others; Capital Research and Management Company had no power to direct the vote of the above shares.



                                       23

<F2>(2) The Company understands that as of December 31, 1996, Putnam
Investment Management, Inc. (PIM) and The Putnam Advisory Company, Inc. (PAC), wholly owned subsidiaries of Putnam Investments, Inc. (a wholly owned subsidiary of Marsh & McLennan Companies, Inc.), had investment discretion with respect to 9,254,373 and 1,215,316 shares, respectively, which were owned by others; PIM and PAC had no power to direct the vote of the above shares except for 690,745 shares, with respect to which PAC had shared voting power.

<F3>(3) Includes shares subject to acquisition within 60 days by Messrs.
Engibous, Mitchell, Weber, Clubb, Martin, Agnich and Aylesworth for 72,000, 73,500, 131,500, 96,500, 92,000, 73,750 and 68,750 shares, respectively, and shares credited to profit sharing stock accounts for Messrs. Engibous, Mitchell, Weber, Clubb, Martin, Agnich and Aylesworth in the amounts of 2,124, 5,682, 6,088, 3,595, 5,497, 4,429 and 2,851, respectively. Excludes shares held by a family member or trust if a director or officer has disclaimed beneficial ownership.

<F4>(4) Includes (a) 1,867,575 shares subject to acquisition within 60 days, and (b) 43,312 shares credited to profit sharing stock accounts.

As of December 31, 1996, the TI Employees Universal Profit Sharing Trust held 17,441,807 shares (9.2%) of the Company's common stock. Pursuant to the terms of the trust, participants have the power to determine the voting and, to the extent permitted, disposition of shares held by the trust.

Cost of Solicitation

The solicitation is made on behalf of the board of directors of the Company. The cost of soliciting proxies will be borne by the Company. In addition to solicitation by mail, the Company will make arrangements with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to their principals and will reimburse them for their expenses in so doing. Officials and regular employees of the Company, without additional compensation, may solicit proxies personally, by telephone, fax, E-mail or telegram, from some stockholders if proxies are not promptly received. In addition, the Company has retained Georgeson & Company, Inc. to assist in the solicitation of proxies at a cost of $15,000 plus out-of-pocket expenses.

Proposals of Stockholders

The deadline for receipt of stockholder proposals for inclusion in the Company's 1998 proxy material is November 7, 1997.

Suggestions from stockholders concerning the Company's business are welcome and all will be carefully considered by the Company's management. To assure appropriate board review of such suggestions, the Stockholder Relations and Public Policy Committee of the board of directors periodically reviews correspondence from stockholders and management's responses. Through this activity, stockholders are provided access at the board level without having to resort to formal stockholder proposals. As a general matter, the board would prefer that stockholders present their views through the mechanism provided by its Stockholder Relations and Public Policy Committee rather than through the process of formal stockholder proposals.

                                        24

Vote Required

The nine nominees for election as directors at the 1997 Annual Meeting of Stockholders who receive the greatest number of votes cast at that meeting by the holders of the Company's common stock entitled to vote at that meeting, a quorum being present, shall become directors at the conclusion of the tabulation of votes. An affirmative vote of the holders of a majority of the voting power of the Company's common stock, present in person or represented by proxy and entitled to vote at the meeting, a quorum being present, is necessary to approve the action proposed in the matters listed in the accompanying Notice of Annual Meeting of Stockholders. Under Delaware law and the Company's Restated Certificate of Incorporation and By-Laws, the aggregate number of votes entitled to be cast by all stockholders present in person or represented by proxy at the meeting, whether those stockholders vote FOR, AGAINST or abstain from voting, will be counted for purposes of determining the minimum number of affirmative votes required for approval of such matters, and the total number of votes cast FOR each of these matters will be counted for purposes of determining whether sufficient affirmative votes have been cast.
An abstention from voting on a matter by a stockholder present in person or represented by proxy at the meeting has the same legal effect as a vote AGAINST the matter even though the stockholder or interested parties analyzing the results of the voting may interpret such a vote differently.

Independent Auditors

The firm of Ernst & Young LLP has been selected by the board of directors, pursuant to the recommendation of its Audit Committee, as independent auditors for the Company. Representatives of such firm are expected to be present, and to be available to respond to appropriate questions, at the annual meeting. They will have the opportunity to make a statement if they desire to do so; they have indicated that, as of this date, they do not desire to do so.

                                     By Order of the Board of Directors,



                                     /s/ RICHARD J. AGNICH
                                     -----------------------------------
                                     Richard J. Agnich
                                     Senior Vice President,
                                     Secretary and General Counsel

Dallas, Texas
March 7, 1997











                                       25


                                                                      EXHIBIT A


              TEXAS INSTRUMENTS EXECUTIVE OFFICER PERFORMANCE PLAN
                            Dated February 20, 1997


The purpose of the Plan is to promote the success of the Company by providing performance-based compensation for executive officers.

For purposes of the Plan unless otherwise indicated, the term "Company" shall mean Texas Instruments Incorporated and its subsidiaries.

The Plan is intended to provide qualified performance-based compensation in accordance with Section 162(m) of the Internal Revenue Code of 1986, as amended, and regulations thereunder ("Code") and will be so interpreted.

Covered Employees

The executive officers of the Company (within the meaning of Rule 3b-7 of the Securities Exchange Act of 1934 as amended from time to time) as of March 30 of each calendar year ("performance year") shall receive awards under the Plan for such performance year. An individual who becomes an executive officer after March 30 and on or before October 1 of a performance year shall receive an award as provided below.

Administration of Plan

The Plan shall be administered by a Committee of the Board of Directors which shall be known as the Compensation Committee (the "Committee"). The Committee shall be appointed by a majority of the whole Board and shall consist of not less than three directors. The Board may designate one or more directors as alternate members of the Committee, who may replace any absent or disqualified member at any meeting of the Committee. A director may serve as a member or alternate member of the Committee only during periods in which the director is a "non-employee director" as described in Rule 16b-3 under the Securities Exchange Act of 1934, as in effect from time to time. In addition, a director may serve as a member or alternate member of the Committee only during periods in which the director is an "outside director" as described in Section 162(m) of the Code. The Committee shall have full power and authority to construe, interpret and administer the Plan. It may issue rules and regulations for administration of the Plan. It shall meet at such times and places as it may determine. A majority of the members of the Committee shall constitute a quorum and all decisions of the Committee shall be final, conclusive and binding upon all parties, including the Company, the stockholders and the employees.

The Committee shall have the full and exclusive right to make reductions in awards under the Plan. In determining whether to reduce any award and the amount of any reduction, the Committee shall take into consideration such factors as the Committee shall determine.



                                       A-1

Expenses of Administration

The expenses of the administration of this Plan, including the interest provided in the Plan, shall be borne by the Company.

Amendments

The Board of Directors of the Company may, at any time and from time to time, alter, amend, suspend or terminate the Plan or any part thereof as it may deem proper and in the best interests of the Company, provided, however, that no such action shall affect or impair the rights under any award theretofore granted under the Plan, except that in the case of a covered employee employed outside the United States the Board may vary the provisions of the Plan as it may deem appropriate to conform with local laws, practices and procedures. Further, unless the stockholders of the Company shall have first approved thereof, no amendment shall be made which shall increase the maximum amount of any award above the amount determined by the formula described below in any year.

Awards

Subject to the Committee's discretion to reduce such awards, each covered employee shall be entitled to an award for each performance year equal to 0.5% of the Company's consolidated income from continuing operations before
(i) provision for income taxes, (ii) awards under the Plan, (iii) any pretax gain or loss exceeding $25 million recognized for the year related to divestiture of a business and (iv) any write-off of in process research and development expenses exceeding $25 million associated with an acquisition, ("Consolidated Income"), as determined and reported to the Committee by the Company's independent auditors.

An individual who becomes an executive officer after March 30 and on or before October 1 of a performance year shall receive an award for that performance year based on the Consolidated Income of the Company for each calendar quarter following the quarter in which the individual becomes an executive officer.

Scope of the Plan

Nothing in this Plan shall be construed as precluding or prohibiting the Company from establishing or maintaining other bonus or compensation arrangements, which may be generally applicable or applicable only to selected employees or officers.

Report of Awards; Committee Discretion to Reduce

As soon as practicable after the end of each performance year, the Company's independent auditors shall determine and report to the Committee and the Committee shall certify the amount of each award for that year under the provisions of this Plan.

The Committee, in its sole discretion, based on any factors the Committee deems appropriate, may reduce the award to any covered employee in any year


                                       A-2

(including reduction to zero if the Committee so determines). The Committee shall make a determination of whether and to what extent to reduce awards under the Plan for each year at such time or times following the close of the performance year as the Committee shall deem appropriate. The reduction in the amount of an award to any covered employee for a performance year shall have no effect on the amount of the award to any other covered employee for such year.

Payment of Awards

Awards and any installments thereof shall be paid in cash as of a date or dates determined by the Committee or, if the Committee makes no determination, then as soon as practicable after the amount of the awards has been determined.

The Committee may direct the awards to the covered employees or any of them for any year to be paid in a single amount or in installments of equal or varying amounts or may defer payment of any awards and may prescribe such terms and conditions concerning payment of awards as it deems appropriate, including completion of specific periods of employment with the Company, provided that such terms and conditions are not more favorable to a covered employee than those expressly set forth in this Plan. The Committee may determine that interest will be payable with respect to any payment of any award. The Committee may at any time amend any such direction and may amend or delete any such terms and conditions if the Committee deems it appropriate. The Committee's actions under this paragraph shall be subject to and in accordance with the rules governing qualified performance based compensation in Section 162(m) of the Code.

Payments of awards to covered employees who are employees of subsidiaries of the Company shall be paid directly by such subsidiaries.

























                                       A-3


                                                                      EXHIBIT B


                     TI EMPLOYEES 1997 STOCK PURCHASE PLAN
                              Dated April 17, 1997


The TI Employees 1997 Stock Purchase Plan (the "Plan") is designed to encourage in all Employees a proprietary interest in the Company. The Plan provides for all eligible Employees the option to purchase shares of the common stock of the Company through voluntary systematic payroll deductions. The options provided to participants under the Plan shall be in addition to regular salaries, profit sharing, pension, life insurance, special payments or other benefits related to a participant's employment with the Company.

For the purposes of the Plan unless otherwise indicated, the term "Company" shall mean Texas Instruments Incorporated and its subsidiaries where substantially all of their voting stock is owned directly or indirectly by Texas Instruments. "Employee" shall mean an individual who is a full-time or part-time employee of the Company.

Eligibility

All Employees of Texas Instruments Incorporated, and such of its subsidiaries as the Committee described below shall from time to time designate who are Employees on the date of grant of the option and who are not on an unpaid leave of absence, shall be eligible to participate in offerings of options under the Plan; Directors who are not full-time or part-time officers or Employees are not eligible to participate in the Plan.

Administration of Plan

The Plan shall be administered by a Committee of the Board of Directors which shall be known as the Compensation Committee (the "Committee"). The Committee shall be appointed by a majority of the whole Board and shall consist of not less than three directors. The Board may designate one or more directors as alternate members of the Committee, who may replace any absent or disqualified member at any meeting of the Committee. A director may serve as a member or alternate member of the Committee only during periods in which the director is a "non-employee director" as described in Rule 16b-3 under the Securities Exchange Act of 1934, as in effect from time to time. In addition, a director may serve as a member or alternate member of the Committee only during periods in which the director is an "outside director" as described in Section 162(m) of the Internal Revenue Code of 1986, as amended, and regulations promulgated thereunder (the "Code"). The Committee shall have full power and authority to construe, interpret and administer this Plan. It may issue rules and regulations for administration of the Plan. It shall meet at such times and places as it may determine. A majority of the members of the Committee shall constitute a quorum and all decisions of the Committee shall be final, conclusive and binding upon all parties, including the Company, the stockholders and the Employees.



                                       B-1

The Committee shall have the full and exclusive right to establish the terms of each offering of common stock of the Company under the Plan except as otherwise expressly provided in this Plan.

The Committee may delegate such power, authority and rights with respect to the administration of the Plan as it deems appropriate to one or more members of the management of the Company (including, without limitation, a committee of one or more members of management appointed by the Committee); provided, however, that any delegation to management shall conform with the requirements of the General Corporation Law of Delaware, and Rule 16b-3 under the Securities Exchange Act of 1934, as in effect from time to time. The Committee may also recommend to the Board revisions in this Plan.

Expenses of Administration

Except as otherwise determined by the Committee, any broker commissions, fees or other expenses incurred in connection with the exercise of an option hereunder or as a result of the opening or maintenance of accounts for Employees and the purchase and sale of common stock of the Company on behalf of Employees shall be paid by the Employee who incurs the expenses and any other expenses of the administration of this Plan shall be borne by the Company and charged against net income.

Amendments

The Committee may, at any time and from time to time, alter, amend, suspend or terminate the Plan or any part thereof as it may deem proper and in the best interests of the Company, provided, however, that no such action shall affect or impair the rights under any option theretofore granted under the Plan, except that in the case of an Employee employed outside the United States (or such Employee's beneficiary) the Committee may vary the provisions of the Plan as it may deem appropriate to conform with local laws, practices and procedures. Further, unless the stockholders of the Company shall have first approved thereof, the total number of shares for which options may be exercised under the Plan shall not be increased, except as set forth below, and no amendment shall be made which shall allow an option price for offerings under the Plan to be less than 85% of the fair market value of the common stock of the Company on the date of grant of the options or 85% of the fair market value of the common stock of the Company on the date on which an option is exercised, if lower.

Notwithstanding the foregoing, the board of directors of any subsidiary of the Company with approval of the Committee may adopt separate stock purchase plans with respect to Employees employed outside the United States with such provisions as the Committee may deem appropriate to conform with local laws, practices and procedures, and to permit exclusion of certain Employees from participation. All such plans shall be subject to the limitations on the amount of stock that may be issued under the Plan and, except to the extent otherwise provided in such plans, shall be subject to all of the provisions set forth herein.




                                       B-2

Offerings

Each year during the term of the Plan, unless the Committee determines otherwise, Texas Instruments Incorporated will make one or more offerings in which options to purchase Texas Instruments common stock will be granted to all Employees of the Company then eligible to participate in the Plan. The Plan is intended to qualify as an employee stock purchase plan under Section 423 of the Code.

Limitations on Grants

No more than 5,000,000 shares may be sold pursuant to options granted under the Plan, subject to adjustments as described below. Either authorized and unissued shares or issued shares heretofore or hereafter acquired by the Company may be made subject to option under the Plan. If for any reason any option under the Plan terminates in whole or in part, shares subject to such terminated option may be again subjected to an option under the Plan.

Adjustments

In the event that the Committee shall determine that any dividend or other distribution (whether in the form of cash, shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares or other securities of the Company, issuance of warrants or other rights to purchase shares or other securities of the Company, or other similar corporate transaction or event affects the shares such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and type of shares which may be made the subject of options, (ii) the number and type of shares subject to outstanding options, and (iii) the grant, purchase or exercise price with respect to any option or, if deemed appropriate, make provision for a cash payment to the holder of an option, provided, however, that no such adjustment shall be authorized to the extent that such authority would cause the Plan to violate Section 423 of the Code.

Terms and Conditions of Options

(1) All of the options in each offering shall be granted on the date specified by the Committee.

(2) An option price per share for each offering shall be determined by the Committee on or prior to the date of grant of the option which shall in no instance be less than 85% of fair market value of Texas Instruments common stock on the date the option is granted; provided that the Committee may also provide for an alternative, lower option price which may not be less than 85% of fair market value of Texas Instruments common stock on the date the option is exercised. The fair market value on the date on which an option is granted or exercised shall be determined by such methods or procedures as shall be established by the Committee prior to or on the date of grant of the option.

                                       B-3
(3) The expiration date of the options granted in each offering shall be determined by the Committee prior to or on the date of grant of the options but in any event shall be not more than 27 months after the date of grant of the options.

(4) All Employees to whom options are granted shall have the same rights and privileges. Each option shall entitle the Employee to purchase up to that number of shares which could be purchased at the option price (for this purpose, the price determined by the Committee as of the date of grant, without regard to any lower price that may become applicable at exercise) with an amount equal to such percentage of the Employee's Compensation (as defined below) as the Committee shall determine for each offering (but not to exceed the amount specified in section 423(b) of the Code). Each Employee may elect to participate for less than the maximum number of shares which the Employee is entitled to purchase under the Employee's option. The Committee shall determine prior to or on the date of grant of the options the consequences of an Employee's election to participate for less than the maximum number of shares which the Employee is entitled to purchase.

(5) The term of each option shall consist of the following three periods:

      (a) An Offering Period during which each eligible Employee shall determine whether or not and to what extent to participate by authorizing payroll deductions;

       (b) A Payroll Deduction Period during which payroll deductions shall be made and credited to each Employee's payroll deduction account; and

       (c) An Exercise Period during which participating Employees may exercise their options, in whole or in part.

The beginning and ending dates of each Offering Period, Payroll Deduction Period and Exercise Period shall be determined by the Committee, provided that the Exercise Period shall end no more than 27 months after the date of grant of the option.

(6) Each eligible Employee who desires to participate in an offering shall elect to do so by completing and delivering by the end of the Offering Period to a person designated by the Treasurer of the Company a payroll deduction authorization in the form (including without limitation, telephonic and electronic transmission, utilization of voice response systems and computer entry) prescribed by the Committee authorizing payroll deductions during the Payroll Deduction Period which shall aggregate no more than the amount required to purchase at the option price (for this purpose, the price determined by the Committee as of the date of grant, without regard to any lower price that may become applicable at exercise) the maximum number of full or fractional shares covered by the Employee's option. The Committee may approve any brokerage firm or firms as a "designated" broker and may require that all elections be delivered to the designated broker rather than a person designated by the Treasurer of the Company.



                                       B-4

(7) The Company shall maintain payroll deduction accounts for all participating Employees.

(8) At any time after the expiration of the Payroll Deduction Period and before the expiration of the Exercise Period, a participating Employee may exercise his or her option in whole or in part by delivering notice of exercise to a person designated by the Treasurer of the Company in such form and manner (including without limitation, telephonic and electronic transmission, utilization of voice response systems and computer entry) as the Committee shall prescribe. If a participating Employee exercises his or her option in part, the Employee's option shall thereupon terminate and become void to the extent of the part not exercised and the balance of the Employee's payroll deduction account shall be paid to the Employee in cash. The Committee may approve any brokerage firm or firms as a "designated" broker and may require that all exercises and notices of elections not to exercise be delivered to the designated broker rather than a person designated by the Treasurer of the Company.

Unless on or prior to the last day of the Exercise Period a participating Employee has exercised his or her option or has given notice of election not to exercise the option in such form and manner (including without limitation, telephonic and electronic transmission, utilization of voice response systems and computer entry) as the Committee may prescribe to a person designated by the Treasurer of the Company, such Employee shall be deemed to have exercised the option in full on the last day of the Exercise Period. The balance in the payroll deduction account of any participating Employee whose option has been exercised shall be paid to the Employee in cash.

(9) Upon exercise of an option, the shares shall be paid for in full by transfer of the purchase price from the Employee's payroll deduction account to the account of Texas Instruments Incorporated, and any balance in the Employee's payroll deduction account shall be paid to the Employee in cash.

(10) A participating Employee may at any time prior to the expiration of the Payroll Deduction Period cancel but not reduce his or her payroll deduction authorization and simultaneously request that all but not a part of the balance in the Employee's account be paid to him or her. Any participating Employee may at any time during the Exercise Period without exercising any part of his or her option withdraw all but not a portion of the balance in his or her account. Such cancellation and withdrawal during the Payroll Deduction Period or withdrawal during the Exercise Period shall constitute withdrawal from the offering and the Employee's option shall thereupon terminate and become void.

(11) The Committee shall determine on or prior to the date of grant of options the consequences of the termination of employment of a participating Employee for any reason, including death, during the term of an option.

(12) An Employee will have none of the rights and privileges of a stockholder of the Company with respect to shares of common stock subject to an option under the Plan until certificates representing such shares of common stock have been transferred or issued to the Employee or to a designated broker for the Employee's account on the books of the Company.

                                       B-5

(13) An option granted under the Plan may not be transferred except by will or the laws of descent and distribution and, during the lifetime of the Employee to whom granted, may be exercised only by the Employee, or in the case of incompetency by the Employee's duly appointed representative.

(14) Each option granted shall be evidenced by an instrument in such form (including without limitation, telephonic and electronic transmission, utilization of voice response systems and computer entry) as the Committee shall approve which shall be dated the date of grant and shall comply with and be subject to the terms and conditions of the Plan.

(15) No Employee shall be granted an option hereunder if such Employee, immediately after the option is granted, owns stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company, computed in accordance with Section 423(b)(3) of the Code. No Employee shall be granted an option which permits the Employee's rights to purchase common stock under all employee stock purchase plans of the Company to accrue at a rate which exceeds $25,000 (or such other maximum as may be prescribed from time to time by the Code) of fair market value of such common stock (determined at the time such option is granted) for each calendar year in which such option is outstanding at any time in accordance with the provisions of Section 423(b)(8) of the Code.

Plan Funds

All amounts held by the Company in payroll deduction accounts under the Plan may be used for any corporate purpose of the Company.

Governmental Regulations

The obligation of Texas Instruments Incorporated to sell and deliver common stock under the Plan is subject to applicable laws and to the approval of any governmental authority required in connection with the authorization, issuance, sale or delivery of such common stock.

Termination of Plan

No offering shall be made hereunder after April 16, 2002. Further, no offering hereunder shall be made after any day upon which participating Employees elect to participate for a number of shares equal to or greater than the number of shares remaining available for purchase. If the number of shares for which Employees elect to participate shall be greater than the shares remaining available, the available shares shall at the end of the Offering Period be allocated among such participating Employees pro rata on the basis of the number of shares for which each has elected to participate.








                                       B-6


                        ANNUAL MEETING OF STOCKHOLDERS
                                April 17, 1997


                                                                March 7, 1997


TO:  Participants in TI's Universal Profit Sharing Plan

The accompanying Notice of Annual Meeting of Stockholders and Proxy Statement and Instructions to Trustee on Voting relate to shares of common stock of Texas Instruments Incorporated held by the Trustee for your profit sharing accounts.

As noted in the Proxy Statement, the TI board of directors has designated the following nominees for election to the board for the ensuing year: JAMES R. ADAMS, DAVID L. BOREN, JAMES B. BUSEY IV, THOMAS J. ENGIBOUS, GERALD D. FRONTERHOUSE, DAVID R. GOODE, GLORIA M. SHATTO, WILLIAM P. WEBER and CLAYTON
K. YEUTTER. Biographies of the nominees appear in the Proxy Statement. In addition, the two board proposals set forth in the Proxy Statement are expected to be presented at the annual meeting. The board of directors of TI recommends a vote FOR the election of directors and the two board proposals.

The Trustee is required to vote the whole shares held for each of your accounts (and whole and fractional shares held for Tax Credit Employee Stock Ownership Accounts) in accordance with your instructions. If you wish to instruct the Trustee on voting of whole shares held for your accounts (and whole and fractional shares held for Tax Credit Employee Stock Ownership Accounts), you should complete and sign the "Instructions to Trustee on Voting" form enclosed and return it in the addressed, postage-free envelope by April 14, 1997.

In the event that you do not instruct the Trustee on voting the whole shares held for your accounts (except Tax Credit Employee Stock Ownership Account shares) by April 14, 1997 in the manner provided in this letter, the Trustee will vote such shares in accordance with the vote of the majority of the shares for which the Trustee receives voting instructions from other participants. Fractional shares and unallocated shares held for accounts other than Tax Credit Employee Stock Ownership Accounts will be voted in the same manner. The Trustee will vote the shares held for each Tax Credit Employee Stock Ownership Account (generally 4 to 32 whole shares per account) as instructed by participants by April 14, 1997 or as required by law or otherwise where no instructions are received.

NOTE: If you own TI shares in your own name, a Proxy for those shares will be sent to you in a separate package. Please sign and date the Proxy, if applicable, and return it in the envelope provided.



                                         /s/ CHUCK NIELSON
                                         -------------------------------
                                         Chuck Nielson
                                         Vice President, Human Resources

PROXY                                                                   PROXY



              PROXY FOR ANNUAL MEETING TO BE HELD APRIL 17, 1997

         This Proxy is solicited on behalf of the Board of Directors.


The undersigned hereby appoints JAMES R. ADAMS, JAMES B. BUSEY IV, GLORIA M. SHATTO, or any one or more of them, the true and lawful attorneys of the undersigned with power of substitution, to vote as proxies for the undersigned at the annual meeting of stockholders of TEXAS INSTRUMENTS INCORPORATED to be held in Dallas, Texas, on April 17, 1997, at 10:00 a.m. (Dallas time) and at any or all adjournments thereof, according to the number of shares of common stock which the undersigned would be entitled to vote if then personally present, in the election of directors and upon other matters properly coming before the meeting.




      IMPORTANT-This Proxy must be signed and dated on the reverse side.

                               TEXAS INSTRUMENTS
   PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. [/]
_____________________________________________________________________________


The board of directors recommends a vote FOR the election of directors and the two board proposals.

                                                            For All
1. Election of Directors                  For   Withheld    Except Nominee(s)
                                                            Written Below
   Nominees:  J.R. Adams, D.L. Boren,     [ ]   [ ]         [ ]______________
   J.B. Busey IV, T.J. Engibous,
   G.W. Fronterhouse, D.R. Goode,
   G.M. Shatto, W.P. Weber
   and C.K. Yeutter.

2. Proposal to approve the Texas          For   Against     Abstain
   Instruments Executive Officer          [ ]   [ ]         [ ]
   Performance Plan.

3. Proposal to approve the TI             For   Against     Abstain
   Employees 1997 Stock Purchase          [ ]   [ ]         [ ]
   Plan.



                             If no contrary indication is made, this proxy will be voted FOR the election of each board nominee and FOR the board proposals.

                             Dated __________________________, 1997


                             ______________________________________________
                             Signature

                             ______________________________________________
                             Signature

NOTE: Please sign exactly as name appears hereon. For joint accounts both owners should sign. When signing as executor, administrator, attorney, trustee or guardian, etc., please give your full title.



                                 March 7, 1997



Securities and Exchange Commission
450 5th Street, N.W.
Washington, DC 20549-1004

     Re:  Texas Instruments Incorporated

Dear Sir or Madam:

Transmitted herewith are our definitive proxy materials. If you have any questions or comments, please contact me at (972) 995-1307.

                                   Very truly yours,



                                   /s/ JANE S. NAHRA
                                   -----------------
                                   Jane S. Nahra
                                   Legal Counsel

tgp